Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-262043) on Form S-3 and (No. 333-234475) on Form S-8 of Kinetik Holdings Inc. of our report dated February 23, 2022, with respect to the consolidated financial statements of BCP Raptor Holdco, LP, which report appears in this Current Report (Form 8-K) of Kinetik Holdings Inc.

/s/ KPMG LLP

Houston, Texas
February 28, 2022